Exhibit 10.22

The TJX Companies, Inc. Management Incentive Plan

and

The TJX Companies, Inc. Long Range Performance Incentive Plan

(2013 Restatement)

This document sets forth the governing terms of two incentive plans maintained by The TJX Companies, Inc. (“TJX”): The TJX Companies, Inc. Management Incentive Plan (“MIP”) and The TJX Companies, Inc. Long Range Performance Incentive Plan (“LRPIP”) (together, the “Plans”). The Plans have been established to advance the interests of TJX by providing for the grant of Awards to eligible employees of TJX and its subsidiaries (the “Employer”). The Plans are intended to permit Awards that qualify for exemption from the tax deductibility limits imposed by Section 162(m) of the Internal Revenue Code (including the regulations thereunder, “Section 162(m)”) (such exemption, the “Section 162(m) Exemption”), to the extent applicable. This document is an amendment and restatement of each of the Plans, and references to “Plan” or “Plans” herein shall be deemed to apply to each of MIP and LRPIP, to the extent applicable.

I. Administration. The Plans are administered by the Executive Compensation Committee of TJX’s Board of Directors (the “Committee”). The Committee has the authority, in its sole discretion, to administer all aspects of the Plans, to construe and interpret provisions of the Plans, to determine all questions arising in connection with the Plans, and to adopt such rules for Plan administration as it may deem necessary or desirable, and references herein to a determination or other action by the Committee are to be construed as a reference to the Committee’s discretionary discharge of such authority. Plan-related determinations by the Committee are conclusive and binding on all parties. Subject to the Section 162(m) Exemption requirements in the case of Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate, and references to “Committee” herein are to be construed to include any such person to the extent of such delegation.

II. Eligibility; Participants. Executive officers and other key employees of the Employer are eligible to be considered for participation in the Plans. The Committee will select, from among those eligible, the persons who will from time to time participate in each Plan (each, a “Participant”).

III. Awards. The term “Award” as used in the Plans means a MIP or LRPIP award opportunity granted to a Participant with respect to a specified performance period (each, a “Performance Period”). Except as otherwise determined by the Committee in the case of any Award, (i) the Performance Period for a MIP Award will consist of a single fiscal year of TJX (a “Fiscal Year”), and (ii) the Performance Period for an LRPIP Award will consist of a cycle of two or more consecutive Fiscal Years (a “Cycle”) (which Cycle, unless otherwise provided by the Committee, shall be three consecutive Fiscal Years).

IV. Grant of Awards. The Committee will establish the following with respect to each Award: (a) the applicable Performance Goal or Goals; (b) the amount or amounts that will be payable (subject to adjustment in accordance with Section V and VI) if the Performance Goal or Goals are achieved; and (c) such other terms and conditions as the Committee deems appropriate. For Section 162(m) Awards, the Committee will take these actions in a manner that is consistent with the “preestablishment” and other Section 162(m) Exemption requirements. A Participant who is granted an Award will be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. A Participant who accepts (or, under such rules as the Committee may prescribe, is deemed to have accepted) an Award is deemed thereby to have agreed to the terms of the Award and the Plan.

V. Performance Goals. As used in the Plan, “Performance Goal” means a specified criterion, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of an Award. A Performance Goal need not be based upon an increase or positive result. For Section 162(m) Awards, a Performance Goal will be one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof): (i) sales, revenues, or comparable store sales; (ii) assets, inventory levels, inventory turns, working capital, cash flow or expenses; (iii) earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the Committee may determine at the time the Performance Goals are pre-established (within the meaning of Section 162(m)), whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends; (iv) return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics; (v) market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity; (vi) stock price, dividends, or total shareholder return, or credit ratings; or (vii) strategic plan implementations. In connection with the establishment of Section 162(m) Award terms under Section IV, the Committee may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, any such adjustment to be established and administered in a manner consistent with the Section 162(m) Exemption requirements.

VI. Certification of Performance Results; Determination of Amounts Payable.

(a) In General. As soon as practicable after the close of a Performance Period, the Committee will determine whether and to what extent, if at all, the Performance Goal or Goals applicable to each Award granted for the Performance Period have been satisfied and, in the case of Section 162(m) Awards, will take such steps as it deems necessary or appropriate to satisfy the certification requirement for Section 162(m) Exemption prior to any payment under the Award. The Committee may at any time (i) reduce (including to zero) the actual payment, if any, to be made under an Award, or (ii) in the case of an Award other than a Section 162(m) Award, increase the actual amount payable under the Award.

(b) Special Rules. Notwithstanding subsection (a), but subject to Section 162(m) Exemption requirements for Section 162(m) Awards, the Committee may take such actions with respect to some or all Awards as it determines to be necessary or advisable to establish the Employer’s obligation under such Awards prior to the end of a Fiscal Year for tax deductibility purposes.

(c) No Requirement of Similar Treatment. For the avoidance of doubt, the Committee need not treat similar Awards or similarly situated Participants the same for purposes of this Section VI.

VII. Payment under Awards. Unless deferred, where available, under an applicable deferred compensation plan or arrangement of the Employer, each Plan payment will be made in cash as soon as practicable after the close of the relevant Performance Period and not later than two and one-half (2 1/2) months after the later of the end of the calendar year or end of the Fiscal Year in which such Performance Period ends (or otherwise in accordance with such alternative payment schedule, in the event of death, disability or other special circumstances, as may be established by the Committee under the Plans consistent with the requirements of, or requirements for exemption from, Section 409A of the Internal Revenue Code (including the regulations thereunder, “Section 409A”)). For any amount deferred with respect to a Section 162(m) Award, no adjustment for interest or other earnings shall be made except as permitted under the Section 162(m) Exemption.

VIII. Payment Limits. The maximum amount payable to any Participant under MIP for any Fiscal Year, and the maximum amount payable to any Participant under LRPIP in the aggregate with respect to all Cycles commencing in a single Fiscal Year, is $5,000,000, increased by 5% per year starting with the Fiscal Year ending February 1, 2014. For the avoidance of doubt, the preceding sentence is to be applied without regard to any deferrals of Award payments or earnings thereon (determined, in the case of a Section 162(m) Award, in a manner consistent with the Section 162(m) Exemption).

IX. Withholding. All payments under the Plans are subject to reduction for applicable tax and other legally or contractually required withholdings.

X. Amendment and Termination. The Committee may amend the Plans or either of them at any time and from time to time and may terminate the Plans or either of them at any time.

Notwithstanding any provision of the Plans, the Committee may at any time adopt such modifications, procedures, subplans and Award terms as it determines to be necessary or desirable to comply with the laws or regulatory requirements of foreign countries or to facilitate Plan administration with respect to Participants performing services in such countries, consistent with the objectives of the applicable Plan or Plans.

XI. Miscellaneous.

(a) Section 162(m) Awards. For purposes of the Plans, “Section 162(m) Award” means an Award that as of the relevant time or times (as determined by the Committee) is treated by the Committee as an Award intended to qualify for the Section 162(m) Exemption. For the avoidance of doubt, the Committee may treat any Award as a Section 162(m) Award until such time, if any, as it determines otherwise (for example, but without limitation, in connection with a determination that the holder of the Award is not likely to be, as of the relevant time, a covered employee within the meaning of Section 162(m)). In the case of any Section 162(m) Award, the Plan and such Award will be construed and administered in a manner consistent with qualifying the Award for the Section 162(m) Exemption, notwithstanding anything to the contrary in the Plan. In the event the Committee reasonably anticipates that Section 162(m) limits on deductibility will apply to any Award, the Committee may delay payment with respect to the Award to the extent permitted by Section 409A.

(b) Section 409A of the Internal Revenue Code. Award payments are intended to qualify for exemption from the requirements of, or otherwise comply with, Section 409A, but the Employer will not be liable for any adverse tax or other consequences to a Participant in connection with any failure or alleged failure to comply with Section 409A or an exemption therefrom.

(c) No Guarantees; No Employment Rights; No Funding. No person will have any claim or right to be granted an Award, nor will the selection for participation in a Plan for any Performance Period be construed as giving a Participant the right to participate with respect to any other Award under either Plan or as affecting the rights and powers of the Employer to terminate, or alter the terms of, the Participant’s employment. The loss of an Award will not constitute an element of damages in any claim that may be brought against the Employer. Awards represent an unfunded and conditional obligation of the Employer, and nothing herein or under any Award is to be construed as requiring the Employer to establish a trust or otherwise to set aside assets to help it satisfy any such obligation. The Employer will not be liable for any adverse tax or other consequences to a Participant that may arise in connection with the grant, payment, forfeiture or recovery of an Award.

(d) Treatment of Award Upon Termination of Employment. Subject to such exceptions as the Committee may determine (any such exceptions to be consistent with Section 162(m) Exemption requirements in the case of Section 162(m) Awards), and subject to the terms of any applicable employment or severance agreement or plan, a Participant will forfeit all rights under an Award (i) if he or she does not remain employed by the Employer through the end of the applicable Performance Period, or (ii) if he or she is terminated for cause (as determined by the Committee) at any time prior to payment. The Committee shall have the authority to treat any termination as a termination for cause if determines that such termination occurred in circumstances that would have constituted grounds for a termination for cause.

(e) Payments Upon Death; Other Transfers. Amounts payable under the Plans upon or following the death of a Participant, if any, will be paid to the Participant’s beneficiary or estate in accordance with such rules as may be established from time to time by the Committee. Except as provided in the preceding sentence or as required by law, no purported transfer or assignment of a Participant’s rights or interests under the Plans will be permitted or recognized.

(f) Change of Control. The Committee will determine the effects, if any, that a corporate merger, consolidation, sale of stock or assets or similar transaction affecting TJX may have on outstanding Awards, subject to the terms of any applicable employment or change of control agreement or plan and consistent with Section 162(m) Exemption requirements in the case of Section 162(m) Awards.

(g) Applicable Law. The Plans will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict-of-laws provisions.

(h) Effective Date. This 2013 Restatement of MIP and LRPIP is effective as of April 1, 2013 (“the Effective Date”), including for all outstanding Awards granted on or before the Effective Date. The material terms of performance goals (within the meaning of Section 162(m)) set forth in this 2013 Restatement were approved by TJX shareholders on June 13, 2012.

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